Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
April 22, 2015	Palmetto Bancshares, Inc.
Roy D. Jones
Chief Financial Officer and Treasurer
(864) 240-5104
rjones@palmettobank.com

United Community Banks, Inc.
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

United Community Banks and Palmetto Bancshares

Announce Merger Agreement

●	Strategic combination that accelerates growth in Upstate South Carolina markets
●	Financially attractive combination that is immediately accretive to earnings
●	Low risk transaction with identified cost savings; strong combined management team in market

BLAIRSVILLE, GA and GREENVILLE, SC – April 22, 2015 – United Community Banks, Inc. (“United,” NASDAQ: UCBI) the holding company for United Community Bank, and Palmetto Bancshares, Inc. (“Palmetto,” NASDAQ: PLMT) the holding company for The Palmetto Bank, jointly announced today the signing of a definitive agreement pursuant to which Palmetto will merge with and into United. The resulting combination is designed to create immediate value for shareholders of both companies. The transaction also fits well with United’s geographic expansion strategy of focusing on major southeastern metro markets by enhancing its position in the attractive Greenville and Upstate South Carolina area.

United is based in Blairsville, Georgia, with $7.7 billion in total assets. United’s bank subsidiary, United Community Bank, is one of the Southeast’s largest full-service banks, operating 104 offices in four states: Georgia, North Carolina, South Carolina and Tennessee. Palmetto is the third largest banking institution headquartered in South Carolina with total assets of $1.2 billion, loans of $832 million and deposits of $967 million. Its bank subsidiary, The Palmetto Bank, is a 108-year old community bank that serves Upstate South Carolina through 25 branch locations in nine counties along the vibrant I-85 corridor. The Palmetto Bank will merge into and operate under the brand of United Community Bank.

Under the terms of the agreement, which has been unanimously approved by the Boards of Directors of both companies, Palmetto shareholders will have the right to receive $19.25 in cash or 0.97 shares of United common stock, or any combination thereof, for each share of Palmetto common stock. The cash and stock elections are subject to proration to ensure that 30% of the outstanding shares of Palmetto common stock will be exchanged for cash and 70% of the outstanding shares of Palmetto common stock will be exchanged for shares of United common stock in the merger. Based on United’s ten-day average closing price of $18.78 per share as of April 21, 2015, the weighted-average price per Palmetto share is $18.53, and the aggregate deal value is approximately $240.5 million.

Under the proposed terms, the transaction is expected to be immediately accretive to United’s fully diluted earnings per share with mid-to-high single digit accretion in 2016 and double-digit accretion in 2017. Return on assets should increase proportionately and the increase in United’s pro forma return on tangible common equity is expected to approach 200 basis points. The estimated tangible book value dilution is anticipated to be earned back within five years, including transaction and restructuring costs.

“We are growing our presence in southeastern metro markets, including and particularly Greenville and the Upstate South Carolina area,” said Jimmy Tallent, Chairman and Chief Executive Officer of United. “Joining forces with Palmetto will greatly enhance our presence in these markets, creating value for shareholders and customers of both organizations.”

Tallent continued, “Sam Erwin, Lee Dixon and their team have done an excellent job building Palmetto into an outstanding Upstate South Carolina community bank. Palmetto and United are a great fit, with an opportunity to grow an even stronger South Carolina franchise. Current and future customers of both our banks will benefit from expanded services, products and locations.”

Palmetto Chairman and Chief Executive Officer Samuel Erwin said, “We are excited to partner with United to provide enhanced value to our shareholders, customers, teammates and communities. United has long prided itself on its strong commitment to the client, a model that we know well. United’s strong community bank culture, sound financial condition, earnings growth, and comprehensive business expertise make United an excellent choice for Palmetto to join.”

Lynn Harton, President and Chief Operating Officer of United stated, “Palmetto is a uniquely attractive platform for us to accelerate our growth in Upstate South Carolina. We are excited to join forces with the Palmetto team to truly become the Upstate’s community bank.”

The merger, which is subject to regulatory approval, the approval of the shareholders of Palmetto, and other customary conditions, is expected to close in the fourth quarter of 2015.

Sandler O’Neill + Partners, L.P. served as exclusive financial advisor and rendered a fairness opinion to Palmetto, and Nelson Mullins Riley & Scarborough LLP served as Palmetto’s legal advisor. Morgan Stanley & Co. LLC acted as exclusive financial advisor to United and rendered a fairness opinion to the Board of Directors of United in connection with the transaction, and Troutman Sanders LLP served as United’s legal advisor.

Conference Call

United will hold a conference call today, Wednesday, April 22, 2015, at 11 a.m. ET to discuss the contents of this news release and to share business highlights for its first quarter. To access the call, dial (877) 380-5665 and use the conference number 15339428. The conference call also will be webcast and available for replay for 30 days by selecting “Events & Presentations” within the Investor Relations section of United’s website at http://www.ucbi.com.

Caution About Forward-Looking Statements

This news release contains forward-looking statements, as defined by federal securities laws, including, among others forward-looking statements, certain plans, expectations and goals, and including statements about the benefits of the merger between United and Palmetto. Words such as “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “contemplate,” “seek,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” and “estimate,” as well as similar expressions, are meant to identify forward-looking statements. The forward-looking statements in this news release are based on current expectations and are provided to assist in the understanding of potential future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements including, without limitation: the businesses of United and Palmetto may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the proposed terms and schedule; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. For a discussion of some of the other risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to United’s and Palmetto’s filings with the Securities and Exchange Commission including each company’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date they are made, and neither United nor Palmetto undertakes any obligation to update or revise forward-looking statements.

Additional Information

United intends to file a registration statement on Form S-4 with the Securities and Exchange Commission to register the shares of United’s common stock that will be issued to Palmetto’s shareholders in connection with the transaction. The registration statement will include a joint proxy statement/prospectus and other relevant materials in connection with the proposed merger transaction involving United and Palmetto. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY/PROSPECTUS WHEN IT BECOMES AVAILABLE (AND ANY OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE JOINT PROXY/PROSPECTUS) BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission on its website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by United on its website at http://www.ucbi.com and by Palmetto on its website at http://www.palmettobank.com.

Participants in the Merger Solicitation

United and Palmetto, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Palmetto in respect of the proposed merger transaction. Information regarding the directors and executive officers of United and Palmetto and other persons who may be deemed participants in the solicitation of the shareholders of Palmetto in connection with the proposed transaction will be included in the proxy statement/prospectus for Palmetto’s special meeting of shareholders, which will be filed by United with the Securities and Exchange Commission. Information about United’s directors and executive officers can also be found in United’s definitive proxy statement in connection with its 2015 annual meeting of shareholders, as filed with the Securities and Exchange Commission on March 31, 2015, and other documents subsequently filed by United with the Securities and Exchange Commission. Information about Palmetto’s directors and executive officers can also be found in Palmetto’s definitive proxy statement in connection with its 2015 annual meeting of shareholders, as filed with the Securities and Exchange Commission on April 1, 2015, and other documents subsequently filed by Palmetto with the Securities and Exchange Commission. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and other relevant documents regarding the proposed merger transaction filed with the Securities and Exchange Commission when they become available.

About United Community Banks, Inc.

United Community Banks, Inc. (NASDAQ: UCBI) is a bank holding company based in Blairsville, Georgia, with $7.7 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the Southeast’s largest full-service banks, operating 104 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in personalized community banking services for individuals, small businesses and corporations. A full range of consumer and commercial banking services includes mortgage, advisory, treasury management and other products. In 2014, United Community Bank was ranked first in customer satisfaction in the southeast by J.D. Power and in 2015 was ranked fourteenth on the Forbes list of America’s Best Banks. Additional information about the company and the bank’s full range of products and services can be found at http://www.ucbi.com.

About Palmetto Bancshares, Inc.

Palmetto Bancshares, Inc. (NASDAQ: PLMT) is a bank holding company for The Palmetto Bank, a 108-year old community bank that is the third largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.2 billion and serves Upstate South Carolina through 25 branch locations in nine counties along the economically attractive I-85 corridor, as well as 24/7/365 service through online and mobile banking, ATMs and telephone. The bank has a unique understanding of the Upstate market and delivers local decision making with greater responsiveness. Through its Retail, Commercial and Wealth Management lines of business, the bank specializes in providing financial solutions to consumers and small to mid-size businesses with deposit and cash management products, loans (including consumer, mortgage, credit card, automobile, Small Business Administration, commercial, and corporate), lines of credit, trust, brokerage, private banking, financial planning and insurance. The bank provides solutions that improve the client experience by providing clients the ability to bank whenever they want, wherever they want. Additional information about the bank's products and services may be found at Palmetto’s website at http://www.palmettobank.com.

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